Exhibit 99.1

Safety Shot to Garner Global Exposure with its Brand Activation Event at Coachella—One of the Top Music Festivals in the World

●	Set to be highlight of Coachella’s opening weekend with 125,000 people in attendance, Safety Shot—the world’s first patented drink that helps people feel better faster by reducing blood alcohol content and boosting clarity—will be featured at Safety Shot House
●	Safety Shot will create an incredible Coachella party experience with an unforgettable fusion of top music talent, a star-studded guest list, and exhilarating activations

JUPITER, FL – January 3, 2024 – Safety Shot, Inc. (Nasdaq: SHOT) today announced its inaugural brand activation with “Safety Shot House” at the Coachella Valley Music and Arts Festival on April 12 – 14, 2024. One of the highest profile events in the music and arts world, Coachella attendees, an estimated 250,000 over both weekends, are an ideal demographic for Safety Shot, the world’s first patented drink that helps people feel better faster by reducing blood alcohol content and boosting clarity. Safety Shot joins other global beverage brands that have created activations at Coachella including Heineken, Patron, Don Julio, 818 Tequila, Aperol Spritz, and Evian.

“This Coachella party isn’t just an event; it’s an experience that will help showcase the magic that is Safety Shot on a global scale,” said Safety Shot’s Chief Revenue Officer, Josh Wagner. “Coachella is where the top brands of the world engage with and support a thriving music and arts scene. Safety Shot has been extremely well received in its early pre-launch activities and sales, and we are super excited to have this very high-profile launch for a brand that redefines functional beverages.”

The Safety Shot House Coachella experience will feature exciting curated activations where festival goers can immerse themselves in a world of excitement. From interactive experiences to Instagrammable installations, every corner of the event will be designed to captivate and entertain.

Music talent will take the stage to deliver electrifying performances, creating an atmosphere that resonates with the spirit of Coachella. Joining the ranks of the festival’s elite, the Safety Shot House star-studded guest list will be a who’s who of the entertainment world. Celebrities, influencers, and trendsetters will converge for a night of fun and excitement.

Leading up to the festival, Safety Shot will have a giveaway for consumers to win a chance to attend this extraordinary event during Coachella’s opening weekend. Brand enthusiasts can follow Safety Shot on social media for exclusive updates and behind-the-scenes glimpses.

Safety Shot’s CEO, Brian John, added, “We believe Safety Shot is poised to take off as a global brand because of how people feel when they drink it. Through exposure at Coachella and social media around the Safety Shot House, people around the world will be introduced to Safety Shot, extending the audience for our drink well beyond the hundred-thousand-plus festival goers who can experience Safety Shot House first-hand.”

Safety Shot is no ordinary drink; it’s the revolution in recovery that will redefine nightlife experience and transform mornings. Its patented formula accelerates the detoxification process leaving people feeling better faster. Compared to traditional remedies that require waiting for hours, Safety Shot works within minutes. A fast-acting formula with over 20 functional ingredients, Safety Shot is an ultra-hydrating complete recovery solution. “

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About Safety Shot

Safety Shot, a wellness and functional beverage company, is set to launch Safety Shot, the first patented beverage on Earth that helps people feel better faster by reducing blood alcohol content and boosting clarity. Safety Shot has been available for retail purchase in the first week of December 2023 at www.DrinkSafetyShot.com and www.Amazon.com. The Company plans to launch business-to-business sales of Safety Shot to distributors, retailers, restaurants, and bars in the first quarter of 2024. Safety Shot plans to spin off legacy assets from its Jupiter Wellness business to unlock value for shareholders.

Forward Looking Statements

This communication contains forward-looking statements regarding Safety Shot, including, the anticipated timing of studies and the results and benefits thereof. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are based on each of the Company’s current plans, objectives, estimates, expectations, and intentions and inherently involve significant risks and uncertainties, many of which are beyond Safety Shot’s control. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties and other risks and uncertainties affecting Safety Shot and, including those described from time to time under the caption “Risk Factors” and elsewhere in Safety Shot’s Securities and Exchange Commission (SEC) filings and reports, including Safety Shot’s Annual Report on Form 10-K for the year ended December 31, 2023 and future filings and reports by Safety Shot. Moreover, other risks and uncertainties of which the combined company is not currently aware may also affect each of the companies’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. Investors are cautioned that forward-looking statements are not guarantees of future performance. The forward-looking statements made in this communication are made only as of the date hereof or as of the dates indicated in the forward-looking statements and reflect the views stated therein with respect to future events at such dates, even if they are subsequently made available by Safety Shot on its website or otherwise. Safety Shot undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Media Contact:

Phone: 904-477-2306

Email: Emily@PanatelidesPR.com

Investor Contact:

Phone: 561-244-7100

Email: investors@safetyshotholdings.com

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